Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in the Registration Statement on Form S-1 of our report dated June 6, 2023, except for the effects of the tables reflecting the impact of the restatement as of and for the years ended March 31, 2023 and 2022 discussed in Note 14 to the consolidated financial statements, as to which the date is June 28, 2024, and except for the effects of the reverse stock split discussed in Note 1, as to which date is January 27, 2025, relating to the consolidated financial statements of Quantum Corporation. We also consent to the reference to us under the heading “Experts” in this Registration Statement.
/s/ ArmaninoLLP
San Ramon, California

January 27, 2025